Filed Pursuant to Rule 424 (b)(3)

Registration File No. 333-226194

Prospectus

National energy services reunited corp.

Ordinary Shares
WARRANTS

This prospectus relates to:

(i)	the issuance by National Energy Services Reunited Corp (“NESR”, the “Company”, “we”, “our”, or “us”) of 11,460,850 of our Ordinary Shares (“Ordinary Shares”) upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (“IPO”);

(ii)	the resale by NESR Holdings, or its permitted transferees, of 12,618,680 warrants (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) issued to NESR Holdings in a private placement concurrent with our IPO;

(iii)	with respect to the 6,309,340 Ordinary Shares underlying the Private Warrants, (a) the resale of such underlying Ordinary Shares by NESR Holdings subsequent to exercising the Private Warrants for such underlying Ordinary Shares and/or (b) the issuance of such underlying Ordinary Shares to purchasers, and their permitted transferees, that purchased the Private Warrants hereunder, upon their exercise of the Private Warrants for such underlying Ordinary Shares; and

(iv)	the resale by the selling security holders named herein (including NESR Holdings), or their permitted transferees, of the 57,259,080 Ordinary Shares issued to such selling security holders in connection with a private placement concurrent with our IPO and the consummation of the transactions related to our business combination with NPS Holdings Limited and Gulf Energy S.A.O.C..

The securities offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “Securities.”

Each Warrant entitles the holder to purchase one-half of one Ordinary Share at a price of $5.75 per half share. Warrants must be exercised for whole Ordinary Shares. We will receive proceeds from the exercise of the Warrants assuming the Warrants are exercised for cash, but will not receive any proceeds from any resale of the underlying Ordinary Shares.

The selling security holders may offer, sell, or distribute all or a portion of their Securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Securities owned by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of the Securities, including with regard to compliance with state securities or “blue sky” laws. The selling security holders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. For more information, see “Plan of Distribution”.

Our Ordinary Shares and Warrants are listed on The NASDAQ Capital Market (the “NASDAQ”) under the symbols “NESR” and “NESRW,” respectively. On August 21, 2018, the closing prices of our Ordinary Shares and Warrants were $11.04 and $1.75, respectively. As of August 21, 2018, there were 85,562,769 shares of the Company’s Ordinary Shares issued and outstanding and 35,540,380 Warrants issued and outstanding.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2018

You should rely only on the information contained in this prospectus or incorporated herein by reference, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling security holders have not, authorized anyone to provide you with different information. We and the selling security holders are not offering to sell, or seeking offers to buy, the Securities in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Securities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We were formed in the British Virgin Islands on January 23, 2017 as a special purpose acquisition company. On May 17, 2017, we consummated our initial public offering of units each consisting of one Ordinary Share and one Warrant to purchase one-half of one Ordinary Share. On June 6, 2018, we consummated our business combination (the “Business Combination”) acquiring all of the issued and outstanding shares and other equity interests of NPS Holdings Limited (“NPS”) and Gulf Energy S.A.O.C. (“GES” and, together with NPS, our “Subsidiaries”). In connection with the consummation of the Business Combination and other related transactions, we issued and agreed to issue an aggregate of 67,013,503 Ordinary Shares, certain of which Ordinary Shares are the subject of customary registration rights, including the filing of a resale registration statement.

The terms of the Business Combination and other related transactions are described in greater detail in our Current Reports on Form 8-K filed with the SEC on June 12, 2018 and our Definitive Proxy Statement filed with the SEC on May 7, 2018, each of which are incorporated by reference into this prospectus, including our financial statements and certain pro forma financial information giving effect to the Business Combination and other related transactions.

Business Overview

We are a regional provider of products and services to the oil and gas industry in the Middle East and North Africa (“MENA”) and Asia Pacific (“APAC”) regions. We currently operate in 15 countries, with a strong presence in Saudi Arabia, Oman, Algeria, Qatar, UAE, and Iraq. We derive more than 95% of our revenue from Saudi Arabia, Oman, Algeria, Qatar, UAE and Iraq. With its vast reserves of oil and gas, the MENA region continues to dominate in its role as a vital source of global energy supply and stability. Our products and services include a broad suite of offerings that are essential in the drilling and completion of new oil and natural gas wells and in the remedial work on existing wells, both onshore and offshore, including completion services and equipment and drilling & evaluation services and equipment.

Corporate Information

Our principal executive offices are located at 777 Post Oak Blvd., Suite 730, Houston, Texas 77056, and our telephone number is (832) 925-3777. Our website is www.nesr.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

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Organizational Structure

The following diagram illustrates the ownership structure of NESR immediately following the completion of the Business Combination. Totals may not sum or recalculate due to rounding.

Existing Public Shareholders
Initial Shareholders (1)
GES Selling Shareholders (2)
SV3 + GES Inv.+ UW (3)
NPS Selling Shareholders (4)
Backstop Investor (5)
Competrol (6)
Ordinary Shares 6.7% Voting Interest 6.7% Economic Interest
Ordinary Shares 21.6% Voting Interest 21.6% Economic Interest
Ordinary Shares 13.2% Voting Interest 13.2% Economic Interest
Ordinary Shares 5.6% Voting Interest 5.6% Economic Interest
Ordinary Shares 21% Voting Interest 21% Economic Interest
Ordinary Shares 11.9% Voting Interest 11.9% Economic Interest
Ordinary Shares 19.9% Voting Interest 19.9% Economic Interest
National Energy Services Reunited Corp.
Gulf Energy S.A.O.C.
NPS Holdings Ltd.

(1) “Initial Stockholders” refers to NESR Holdings (the Sponsor) and certain of our current and former directors and officers.

(2) “GES Selling Shareholders” refers to Mubadarah Investments LLC, Hilal Al-Busaidy and Yasser Al-Barami.

(3) “SV3” refers to SV3 Holdings Pte Ltd is owned by two private equity funds: SCF-VIII, L.P., and Viburnum Funds Pty Ltd.; “GES Inv” refers to certain individual investors who provided funding to NESR Holdings and converted their loans into NESR Corp. shares; “UW” refers to the Underwriters who as part of the underwriting agreement took NESR ordinary shares as consideration for their services.

(4) “NPS Selling Shareholders” refers to Castle SPC Ltd, Al-Nowais Investments LLC, Abdelaziz Mubarak Al-Dolaimi and Fahad Abdulla Hamad Dekhayal. Castle SPC Ltd is wholly owned by Waha Capital and has elected to register the shares under NESR SPV Ltd. Castle SPC Ltd. and NESR SPV Ltd. are wholly owned by Waha Capital PJSC.

(5) Backstop Investor refers to MEA Energy Investment Company 2 Ltd. which elected to register the shares under NESR SPV Ltd. MEA Energy Investment Company 2 Ltd. and NESR SPV Ltd. are wholly owned by Waha Capital PJSC.

(6) “Competrol” refers to Competrol Establishment, a company formed under the laws of Liechtenstein, and a wholly owned subsidiary of Olayan Investments Company Establishment, which is a wholly owned subsidiary of Olayan International Limited. Competrol Establishment was issued 14,025,258 shares in connection with the Business Combination. Competrol was also issued 3,000,000 shares and 3,000,000 warrants, each convertible into one half of one NESR ordinary share, in the Initial Public Offering. Competrol was appointed as a nominee to hold such NESR ordinary shares on behalf of the Olayan Saudi Holding Company (“OSHCO”), a Saudi Arabian company, OSHCO being the beneficial owner of such shares. Therefore, OSHCO owns 17,025,258 shares, which brings its ownership to 19.9% post Business Combination.

The economic and voting interests set forth above do not take into account (i) exercise of outstanding Warrants, (ii) the future issuance of ordinary shares under the NESR 2018 Long Term Incentive Plan or (iii) the conversion option provided under the Hana Loan (as defined below) to the OSHCO, through its nominee Hana Investments Co. WLL (“Hana Investments”), to convert the principal amount of their loan as well as interest thereon into NESR ordinary shares, and (iv) potential interest for one of the GES Investors which is to be paid until the shares are registered.

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The Offering

We are registering:

(i)	the issuance by us of 11,460,850 of our Ordinary Shares upon the exercise of the Public Warrants originally sold as part of the units in our IPO;

(ii)	the resale by NESR Holdings, or its permitted transferees, of 12,618,680 Private Warrants issued to NESR Holdings in a private placement concurrent with our IPO;

(iii)	with respect to the 6,309,340 Ordinary Shares underlying the Private Warrants, (a) the resale of such underlying Ordinary Shares by NESR Holdings subsequent to exercising the Private Warrants for such underlying Ordinary Shares and/or (b) the issuance of such underlying Ordinary Shares to purchasers, and their permitted transferees, that purchased the Private Warrants hereunder, upon their exercise of the Private Warrants for such underlying Ordinary Shares; and

(iv)	the resale by the selling security holders named herein (including NESR Holdings), or their permitted transferees, of the 57,259,080 Ordinary Shares issued to such selling security holders in connection with a private placement concurrent with our IPO and the consummation of the transactions related to our Business Combination.

Issuance of Ordinary Shares underlying Warrants and the Resale of Private Warrants and Ordinary Shares by Selling Security Holders.

Ordinary Shares to be Issued upon Exercise of Public Warrants	11,460,850 Ordinary Shares

Resale of Private Warrants	12,618,680 Private Warrants

Resale, and/or Issuance of, Ordinary Shares underlying Private Warrants	6,309,340 Ordinary Shares

Ordinary Shares offered by the selling security holders	57,259,080 Ordinary Shares

Terms of Warrants	Each warrant entitles the holder thereof to purchase one-half of one Ordinary Share at a price of $5.75 per share, subject to adjustment, at any time commencing on July 6, 2018 (which is 30 days after the completion of Business Combination). The Warrants will expire on June 6, 2023 (which is five years after the completion of the Business Combination) or earlier upon redemption. See “Description of Ordinary Shares” for further discussion.

Securities outstanding prior to and after this offering (1)	The number of Ordinary Shares and Warrants outstanding will not be impacted by sales by the selling security holders named herein.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares or Private Warrants by the selling security holders named herein. However, we will receive proceeds from the exercise of Warrants if they are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Trading market and ticker symbol	Our Ordinary Shares and Warrants are quoted on the NASDAQ under the symbols “NESR” and “NESRW”, respectively.

Risk Factors	Investing in the Securities involves risks. Before investing in the Securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

(1)	The number of Ordinary Shares does not include (a) the 5,000,000 Ordinary Shares available for future issuance under the NESR 2018 Long Term Incentive Plan and (b) the 17,770,190 Ordinary Shares issuable upon exercise of the Warrants.

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RISK FACTORS

An investment in the Securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in any applicable prospectus supplement and in our most recent SEC filings that are incorporated herein by reference. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of the Securities could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Relating to Our Business and Operations

Trends in oil and natural gas prices affect the level of exploration, development, and production activity of our customers and the demand for our services and products, which could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Demand for our services and products is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies. The level of exploration, development, and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile and are likely to continue to be volatile. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other economic factors that are beyond our control. Crude oil prices have fluctuated significantly since 2014, with West Texas Intermediate (“WTI”) oil spot prices declining from a high of $108 per barrel in June 2014 to a low of $26 per barrel in February 2016, a level which has not been experienced since 2003. The substantial decline in oil and natural gas prices has led to a significant decrease in spending by oil and natural gas companies and further declines in oil and natural gas prices could lead to further cuts in spending. Although crude oil prices increased during 2017 and 2018 and remained relatively steady, market reports indicate prices are not expected to increase materially higher in the remainder of 2018. The prolonged reduction in oil and natural gas prices depressed levels of exploration, development, and production activity from 2014 through 2017 and year to date 2018, and prolonged further reductions could have a material adverse effect on our business, consolidated results of operations and consolidated financial condition. Should current market conditions worsen or persist for an extended period of time, we may be required to record asset impairments, which could have a material adverse impact on our operating results. Even the perception of longer-term lower oil and natural gas prices by oil and natural gas companies can result in the reduction or deferral of major expenditures given the long-term nature of many large-scale development projects.

Factors affecting the prices of oil and natural gas include:

●	the global and regional level of supply and demand for oil and natural gas including liquefied natural gas imports and exports;

●	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves, including environmental regulations;

●	weather conditions and natural disasters;

●	worldwide political, military, and economic conditions;

●	the ability or willingness of the OPEC to set and maintain oil production levels and quotas and member country compliance with quotas;

●	the level of oil and gas production by non-OPEC countries;

●	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

●	the cost of producing and delivering oil and natural gas;

●	technological advances affecting energy consumption; and

●	potential acceleration of the development of alternative fuels.

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We operate in multiple countries across the Middle East, North Africa, and Asia. Therefore, our operations will be subject to political and economic instability and risk of government actions that could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition. We will be exposed to risks inherent in doing business in each of the countries in which we operate. Our operations will be subject to various risks unique to each country that could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition. With respect to any particular country, these risks may include but are not limited to:

●	civil unrest, acts of terrorism, force majeure, war, other armed conflict, and sanctions;

●	recent efforts toward modernization in the region could have unanticipated consequences to cause unrest or political change that could cause loss of contracts;

●	inflation;

●	currency fluctuations, devaluations, and conversion restrictions;

●	government actions that may result in expropriation and nationalization of assets in that country;

●	confiscatory taxation or other adverse tax policies;

●	actions that limit or disrupt markets or our operations, restrict payments, limit the movement of funds or result in the deprivation of contract rights;

●	actions that result in the inability to obtain or retain licenses required for operation; and

●	retaliatory actions that may be taken by one country against other countries in the region.

For example, due to the unsettled political conditions in many oil-producing countries, the operations, revenue, and profits of the Company will be subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. These and other risks described above could result in the loss of our personnel or assets, cause us to evacuate our personnel from certain countries, cause us to increase spending on security worldwide, cause us to cease operating in certain countries, disrupt financial and commercial markets, including the supply of and pricing for oil and natural gas, disrupt the supply of equipment required to operate in a country, result in labor shortages and generate greater political and economic instability in some of the geographic areas in which they operate. We operate throughout the Middle East and in parts of Asia, and North Africa that have significant risk of instability. Any possible reprisals as a consequence of military or other action, such as acts of terrorism in the United States or elsewhere, could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Physical dangers are inherent in our operations and may expose us to significant potential losses. Personnel and property may be harmed during the process of drilling for oil and natural gas.

Drilling for and producing hydrocarbons, and the associated products and services that we provide, include inherent dangers that may lead to property damage, personal injury, death or the discharge of hazardous materials into the environment. Many of these events are outside our control. Typically, we provide products and services at a well site where our personnel and equipment are located together with personnel and equipment of our customer and third parties, such as other service providers. At many sites, we depend on other companies and personnel to conduct drilling operations in accordance with appropriate safety standards. From time to time, personnel are injured or equipment or property is damaged or destroyed as a result of accidents, failed equipment, faulty products or services, failure of safety measures, uncontained formation pressures or other dangers inherent in drilling for oil and natural gas. Any of these events can be the result of human error. With increasing frequency, our products and services are deployed on more challenging prospects both onshore and offshore, where the occurrence of the types of events mentioned above can have an even more catastrophic impact on people, equipment and the environment. Such events may expose us to significant potential losses.

We may not be fully indemnified against financial losses in all circumstances where damage to or loss of property, personal injury, death or environmental harm occur.

As is customary in our industry, our contracts typically require that our customers indemnify us for claims arising from the injury or death of their employees (and those of their other contractors), the loss or damage of their equipment (and that of their other contractors), damage to the well or reservoir and pollution originating from the customer’s equipment or from the reservoir (including uncontained oil flow from a reservoir) and claims arising from catastrophic events, such as a well blowout, fire, explosion and from pollution below the surface. Conversely, we typically indemnify our customers for claims arising from the injury or death of our employees, the loss or damage of our equipment (other than equipment lost in the hole) or pollution originating from our equipment above the surface of the earth or water.

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Our indemnification arrangements may not protect us in every case. For example, from time to time we may enter into contracts with less favorable indemnities or perform work without a contract that protects us. Our indemnity arrangements may also be held to be overly broad in some courts and/or contrary to public policy in some jurisdictions, and to that extent unenforceable. Additionally, some jurisdictions which permit indemnification nonetheless limit its scope by statute. We may be subject to claims brought by third parties or government agencies with respect to which we are not indemnified. Furthermore, the parties from which we seek indemnity may not be solvent, may become bankrupt, may lack resources or insurance to honor their indemnities or may not otherwise be able to satisfy their indemnity obligations to us. The lack of enforceable indemnification could expose us to significant potential losses.

Further, our assets generally are not insured against loss from political violence such as war, terrorism or civil commotion. If any of our assets are damaged or destroyed as a result of an uninsured cause, we could recognize a loss of those assets.

We operate in multiple countries and earn revenue in different currencies and as such may be exposed to risks arising from fluctuating exchange rates and currency control restrictions which may limit our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries or to repatriate assets from some countries.

A sizable portion of our consolidated revenue and consolidated operating expenses is in foreign currencies. As a result, we will be subject to significant risks, including:

●	foreign currency exchange risks resulting from changes in foreign currency exchange rates and the implementation of exchange controls; and

●	potential limitations that might be imposed on their ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

Changes in or new interpretations of tax laws and currency/repatriation controls could impact the determination of our income tax liabilities for a tax year.

We have operations in approximately 15 countries. Consequently, we are subject to the jurisdiction of a significant number of taxing authorities. The income earned in these various jurisdictions is taxed on differing bases, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of our income tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in or new interpretations of tax law and currency/repatriation controls, could impact the determination of our income tax liabilities for the year. Moreover, some local tax benefits that may be available to companies formed in the Gulf Cooperation Council (“GCC”) countries, which may have been available to our Subsidiaries, may not be afforded to them as a result of the Business Combination.

In June 2016, the GCC countries agreed to impose a value added tax (“VAT”) across member states. In February 2017, Saudi Arabia ratified the GCC VAT framework and committed to introduce VAT effective January 1, 2018. VAT will be introduced at a standard rate of 5% across the GCC. However, some of the goods and services may be exempted from the charge of VAT or taxed at a rate of zero percent. Detailed bookkeeping requirements have also yet to be made available, but the FAQs confirm the anticipated need for businesses to factor into their processes the timeliness and completeness of their financial and business records. This includes collecting invoices and accounting for the goods or services bought and sold, as well as the VAT paid and charged going forward.

Lack of consolidation in a taxpaying jurisdiction prevents offsetting some losses against taxable profits.

NESR is a British Virgin Islands corporation in a non-taxation country. Therefore, for tax purposes, annual losses in one of our Subsidiaries cannot be offset against profits in another Subsidiary to reduce consolidated tax liabilities. Moreover, annual losses by entities controlled by our Subsidiaries may not be offset against taxable profits in another jurisdiction.

The owners of NESR Ordinary Shares are subject to tax risks due to the possibility of changes in tax rules and regulations in foreign countries.

The British Virgin Islands does not impose income taxes on British Virgin Islands companies for dividends received or subsidiary operating profits. The law could change to impose such taxes. In addition, our Subsidiaries operate in many countries that have different tax rates and systems which may change including jurisdictions that do not impose tax on corporations. U.S. shareholders must report on their tax returns all investments in foreign stocks, including Ordinary Shares.

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Our business is dependent on capital spending by our customers, and reductions in capital spending could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Our business is directly affected by changes in capital expenditures by our customers and reductions in our customers’ capital spending could reduce demand for our services and products and have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition. Most of our contracts can be cancelled or renegotiated by our customers at any time. Some of the items that may impact our customer’s capital spending include:

●	oil and natural gas prices, including volatility of oil and natural gas prices and expectations regarding future prices;

●	changes in government incentives and tax regimes;

●	the inability of our customers to access capital on economically favorable terms (including the anticipated capital markets transaction by Saudi Aramco);

●	the consolidation of our customers;

●	customer personnel changes; and

●	adverse developments in the business or operations of our customers, including write-downs of reserves and borrowing base reductions under customer credit facilities.

As a result of the decreases in commodity prices, many of our customers reduced capital spending in 2017 and may continue to reduce their capital spending budgets in 2018. The short-term tenor of most of our contracts and the extreme financial stress experienced by our customers have combined to generate demands by many of our customers for reductions in the prices of our products and services. With respect to national oil company customers, we are also subject to risk of policy, regime, currency and budgetary changes, all of which may affect our customers’ capital expenditures. Commodity prices are expected to remain range bound, with limited prospects for rising prices and continued risk of further reductions, which may result in further capital budget reductions in the future.

If our Subsidiaries are unable to comply with the restrictions and covenants in their debt agreements, they could default under the terms of such agreements, which could result in an acceleration of repayment.

If our Subsidiaries are unable to comply with the restrictions and covenants in their debt agreements, most of which are secured, they could default under the terms of these agreements. Our Subsidiaries’ ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond their control. As a result, we cannot assure that our Subsidiaries will be able to comply with these restrictions and covenants or meet such financial ratios and tests.

If our Subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any), and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing their indebtedness they could default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Subsidiaries’ debt agreements could terminate their commitments to lend, cease making further loans, seize collateral and institute foreclosure proceedings against their assets, and our Subsidiaries could be forced into bankruptcy or liquidation. If any of these events occur, the assets of our Subsidiaries might not be sufficient to repay in full all of their outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us or our Subsidiaries. Additionally, we may not be able to amend their debt agreements or obtain needed waivers on satisfactory terms.

To service our indebtedness, we may require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our Subsidiaries’ indebtedness and to fund planned capital expenditures depends in part on our ability to generate cash in the future. Our growth and capital expenditure plan require substantial capital, and any inability to obtain such capital could lead to a decline in our ability to sustain our current business, access new service markets or grow our business. Our ability to service our Subsidiaries’ indebtedness is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot provide assurance that we will generate sufficient cash flow from operations, that we will realize operating improvements on schedule, or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our Subsidiaries’ indebtedness or to fund their other liquidity needs. If we are unable to satisfy our Subsidiaries’ debt obligations, we may have to undertake alternative financing plans, such as:

●	refinancing or restructuring their debt;

●	selling assets;

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●	reducing or delaying capital investments; or

●	seeking to raise additional capital.

For a period after the consummation of the Business Combination, collection of receivables from work performed may not be sufficient to fund working capital needs. We have arranged financing in anticipation of our projected cash requirements, but events beyond our control could cause cash collection to be less than projected and cause us not to meet our Subsidiaries’ debt obligations.

We cannot provide assurance that any additional refinancing or debt restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. Our inability to generate sufficient cash flows to satisfy the debt obligations, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Material weaknesses have been identified in our Subsidiaries’ internal control over financial reporting.

In connection with the preparation of our Subsidiaries’ consolidated financial statements as of and for the years ended December 31, 2015, 2016 and 2017, management of NPS and GES separately identified material weaknesses in internal controls over their financial reporting that remain unremediated. Specifically, both have deficiencies in the financial statement close process. Furthermore, NPS and GES lacked the expertise with respect to the application of US GAAP.

Our Subsidiaries were not required to perform an evaluation of internal control over financial reporting as of and for the years ended December 31, 2015, 2016 and 2017 in accordance with the provisions of the Sarbanes-Oxley Act. Had such an evaluation been performed, additional control deficiencies may have been identified by NPS and GES management, and those control deficiencies could have also represented one or more material weaknesses.

We have begun taking measures to remediate the underlying causes of the material weaknesses and intend to complete this remediation process as quickly as possible. However, we cannot at this time estimate when this remediation process will be complete. If we are unable to successfully remediate these material weaknesses, we could be unable to report financial results accurately on a timely basis. Any failure to timely provide required financial information could materially and adversely impact us, including the loss of investor confidence or delisting and cause the market price of our common stock to decline.

The failure of our Subsidiaries to maintain accounting controls and safeguards adequate for public company reporting prior to the consummation of the Business Combination could result in the discovery of losses not reflected in their financial statements.

Our Subsidiaries did not maintain accounting policies and practices or internal controls over financial reporting commensurate with that of public companies in the United States. In addition, our Subsidiaries did not have a complement of personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States and US GAAP. The development and implementation of the standards and controls necessary for our Subsidiaries to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected by us. Furthermore, any failure to implement required policies, practices and improved controls over our financial processes and reporting, or difficulties encountered in the implementation of such policies, practices or improved controls, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal accounting controls could also cause shareholders and potential investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Our Subsidiaries’ borrowings under their various loan agreements and other financing arrangements expose us to interest rate risk and such arrangements also include restrictive covenants that may impact their ability to make distributions to us.

Our earnings are exposed to interest rate risk associated with approximately $245 million in borrowings under our Subsidiaries’ various loan agreements and other financing arrangements. Each of these arrangements requires the payment of floating interest rates based upon short-term interest rate indices. If interest rates increase, so will our interest costs, which may have a material adverse effect on our financial condition and results of operations. Furthermore, the terms of these financing arrangements, including the restrictive covenants therein, may restrict our Subsidiaries ability to make distributions to us, which could materially adversely affect our liquidity and financial condition.

The geographic concentration of our customers exposes us to the risks of the regional economy and other regional adverse conditions. The credit risks of our concentrated customer base in the energy industry could result in losses. In addition, we depend on a small number of customers for a significant portion of our revenues. Therefore, the loss of these customers could result in a decline in our revenues and adversely affect our financial condition, results of operations or cash flows.

Our primary customers are in the Middle East and North Africa and all are in the energy industry. Among our customers are National Oil Companies (“NOC”). Given the importance of national oil companies, which dominate the regions petroleum industry, our operations are more susceptible to regional economic, budgetary and political conditions than other, more geographically diversified competitors. Any changes in market conditions, unforeseen circumstances, or other events affecting the area in which our assets are located could have a material adverse effect on our business, operating result, and financial condition.

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In addition, as of December 31, 2017, approximately 45% of NPS’ revenues came from one major customer in the region. Furthermore, during the years 2015, 2016 and 2017, a substantial portion of GES’s revenues came from one major customer. Given the terms of GES’s contracts with the major customer, there remains a risk that the major customer may terminate one or more of such contracts and/or not continue to engage us in the same manner, or to the same level, as has been the case historically. The loss of all or even a portion of the business from the major customer, the failure to extend or replace the contracts with the major customer, or the extension or replacement of such contracts on less favorable terms, as a result of competition or otherwise, could adversely affect our financial condition, results of operations or cash flows.

Over 70% of our revenue is attributable to five major oil company customers. The loss of all or even a portion of the business from these key customers, the failure to extend or replace the contracts with these key customers, or the extension or replacement of such contracts on less favorable terms, as a result of competition or otherwise, could adversely affect our financial condition, results of operations, or cash flow.

We are exposed to the credit risk of our customers and counterparties, and a general increase in the delay or nonpayment and nonperformance by our customers could have an adverse effect on our financial condition, results of operations, or cash flows.

We are subject to risks of loss resulting from non-payment or non-performance by our customers and other counterparties. For example, for NPS, day’s sales outstanding increased from 117 days in 2015 to 125 days in 2016. It decreased further to 110 days as of December 31, 2017. Customers may also delay payments by imposing complex administrative processes, by disputing or rejecting invoices, or through other means. Any increase in the non-payment and non-performance by our customers could adversely affect our financial condition, results of operations, or cash flows. Additionally, equity values for many of our customers continue to be low. The combination of a reduction of cash flow resulting from lower commodity prices, a reduction in borrowing bases under reserve-based credit facilities, and the lack of availability of debt or equity financing may result in a significant reduction in the liquidity of our customers and their ability to make payment or perform on their obligations to us. Furthermore, some of our customers may be leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

Actions of and disputes with any of the Company’s joint venture partners could have a material adverse effect on our business and results of operations of our joint ventures and, in turn, our business and consolidated results of operations.

We conduct some operations through joint ventures, where control may be shared with unaffiliated third parties. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues. We also cannot control the actions of our joint venture partners, including any non-performance, default, or bankruptcy of our joint venture partners. These factors could have a material adverse effect on the business and results of operations of our joint ventures and, in turn, our business and consolidated results of operations.

If we are unable to keep pace with technology developments in the industry, this could adversely affect our ability to maintain or grow market share.

We intend to introduce and integrate new technologies and procedures used by large U.S. based oil field service companies. The oilfield service industry is highly competitive and dominated by a few large players that have resources to invest in new technologies. Our ability to continually provide competitive technology and services can impact our ability to defend, maintain, or increase prices for our services, maintain market share, and negotiate acceptable contract terms with our customers. If we are unable to continue to acquire or develop competitive technology or deliver it to our clients in a timely and cost-competitive manner in the various markets we serve, it could adversely affect our financial condition, results of operations, and cash flows.

Limitations on our ability to protect our intellectual property rights, including our trade secrets, could cause a loss in revenue and any competitive advantage.

Some of our products or services, and the processes they use to produce or provide products and services, constitute trade secrets and confidential know how. We may lose employees who have important trade secrets and who may not be prohibited in the relevant countries from using such trade secrets to compete. Our business may be adversely affected if any acquired patents are unenforceable, the claims allowed under their patents are not sufficient to protect our technology, our patent applications are denied, or our trade secrets are not adequately protected. In addition, our competitors may be able to independently develop technology that is similar to the technology used by us without infringing on our patents or gaining access to our trade secrets, which could adversely affect our financial condition, results of operations, and cash flows.

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We may be subject to litigation if another party claims that we have infringed upon such third party’s intellectual property rights.

The tools, techniques, methodologies, programs and components that we use to provide our services may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract our management from running the Company’s core business. Royalty payments under licenses from third parties, if available, and developing non-infringing technologies would increase our costs. If a license were required and not available, we might not be able to continue providing a particular service or product, which could adversely affect our financial condition, results of operations, and cash flows.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to the importation and use of hazardous materials, radioactive materials, chemicals and explosives, and to environmental protection, including laws and regulations governing air emissions, hydraulic fracturing, water and other discharges and waste management. We expect to incur capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for remediation costs, damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liabilities for remediation of spills and releases of hazardous substances.

Our operations use and generate hazardous substances and wastes. Accordingly, we could become subject to material liabilities relating to the investigation and cleanup of potentially contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs, become the basis for new or increased liabilities, become subject to certain government-imposed penalties or have certain licenses revoked that could reduce our earnings and their cash available for operations.

We could be subject to substantial liability claims, which could adversely affect our financial condition, results of operations, and cash flows.

The technical complexities of our operations expose us to a wide range of significant health, safety and environmental risks. Our products and service offerings involve production-related activities, radioactive materials, chemicals, explosives, and other equipment and services that are deployed in challenging exploration, development, and production environments. An accident involving these services or equipment, or a failure of a product, could cause personal injury, loss of life, damage to or destruction of property, equipment or the environment, or suspension of operations. Our insurance may not protect us against liability for certain kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, we may not be able to maintain insurance for certain risks or at levels of risk coverage or policy limits that we deem adequate. Any damages caused by our services or products that are not covered by insurance or are in excess of policy limits or subject to substantial deductibles, could adversely affect our financial condition, results of operations, and cash flows.

Demand for our products and services could be reduced by existing and future legislation or regulations.

Environmental advocacy groups and regulatory agencies in the United States and other countries have been focusing considerable attention on the emissions of carbon dioxide, methane and other greenhouse gasses and their potential role in climate change. Existing or future legislation and regulations related to greenhouse gas emissions and climate change, as well as government initiatives to conserve energy or promote the use of alternative energy sources, may significantly curtail demand and production of fossil fuels such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services. This may, in turn, adversely affect our financial condition, results of operations, and cash flows.

Some international, national, state and local governments and agencies have also adopted laws and regulations or are evaluating proposed legislation and regulations that are focused on the extraction of shale gas or oil using hydraulic fracturing. Hydraulic fracturing is a stimulation treatment routinely performed on oil and gas wells in low-permeability reservoirs. Specially engineered fluids with proppants are pumped at high pressure and rate into the reservoir interval to be treated, causing cracks in the target formation. Future hydraulic fracturing-related legislation or regulations could limit or ban hydraulic fracturing, or lead to operational delays and increased costs, and therefore reduce demand for our pressure pumping services. If such additional international, national, state, or local legislation or regulations are enacted, it could adversely affect our financial condition, results of operations, and cash flows.

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Some of our customers may require bids for contracts in the form of long-term, fixed pricing contracts that may require us to assume additional risks associated with cost over-runs, operating cost inflation, labor availability and productivity, supplier and contractor pricing and performance, and potential claims for liquidated damages.

Some of our customers, primarily NOCs, may require bids for contracts in the form of long-term, fixed pricing contracts that may require us to provide integrated project management services outside our normal discrete businesses to act as project managers as well as service providers, and may require us to assume additional risks associated with cost over-runs. These customers may provide us with inaccurate information in relation to their reserves, which is a subjective process that involves location and volume estimation that may result in cost over-runs, delays, and project losses. In addition, NOCs often operate in countries with unsettled political conditions, war, civil unrest, or other types of community issues that may also result in cost over-runs, delays, and project losses.

Providing services on an integrated basis or long-term may also require us to assume additional risks associated with operating cost inflation, labor availability and productivity, supplier pricing and performance, and potential claims for liquidated damages. We might rely on third-party subcontractors and equipment providers to assist them with the completion of these types of contracts. To the extent that we cannot engage subcontractors or acquire equipment or materials in a timely manner and on reasonable terms or on terms consistent with the customer contract, our ability to complete a project in accordance with stated deadlines or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price work, we could experience losses in the performance of these contracts. These delays and additional costs may be substantial, and we may be required to compensate our customers for these delays. This may reduce the profit to be realized or result in a loss on a project and adversely affect our financial condition, results of operations, and cash flows.

The loss or unavailability of any of our executive officers or other key employees could have a material adverse effect on our business.

We depend on the efforts of our executive officers and other key employees to manage our operations. The loss or unavailability of any of our executive officers or other key employees could have a material adverse effect on our business.

Although we expect all of our key personnel to remain with us, it is possible that we will lose some key personnel, the loss of which could negatively impact our business operations and profitability. Furthermore, while we have scrutinized certain individuals from our Subsidiaries and engaged them to stay with us following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our growth potential and ability to operate could be materially and adversely affected if we cannot employ and retain technical personnel at a competitive cost.

Many of the products and services we provide and sell are complex and highly engineered and often must perform in harsh conditions. Our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize, and enhance these services and products. A significant increase in the wages paid by competing employers could result in increased competition for the skilled labor force we require, increases in the wage rates that we must pay, or both. If either of these events were to occur, our cost structures could increase, our margins could decrease, and our growth potential, if any, could be impaired.

Our failure to comply with complex U.S. and foreign laws and regulations could have a material adverse effect on our operations.

NESR is subject to complex US and foreign laws and regulations, such as the U.S. Foreign Corrupt Practices Act and various other anti-bribery and anti-corruption laws. At this time, the U.K. Bribery Act has not been adopted to apply to British Virgin Islands companies, but does apply to any employees of NESR or our Subsidiaries that are U.K. citizens and any future subsidiaries formed in the U.K. We may also be subject to trade control regulations and trade sanctions laws that restrict the movement of certain goods to, and certain operations in, various countries or with certain persons. For example, in June 2017, Saudi Arabia, the United Arab Emirates, Bahrain, and Egypt imposed an embargo on Qatar. This diplomatic dispute creates uncertainty over the GCC as a whole. Thus, our ability to transfer people and products among certain countries will be subject to maintaining required licenses and complying with these laws and regulations. The internal controls, policies and procedures, and employee training and compliance programs we expect to implement to deter prohibited practices may not be effective in preventing employees, contractors or agents from violating or circumventing such internal policies or violating applicable laws and regulations. Any determination that we have violated or are responsible for violations of anti-bribery, trade control, trade sanctions or anti-corruption laws could have a material adverse effect on our financial condition and may result in fines and penalties, administrative remedies or restrictions on business conduct, and could have a material adverse effect on our reputation and our business.

Recent regulatory enforcement and accountability mechanisms have steadily changed the financial landscape for companies organized in the British Virgin Islands. One major regulatory change comes from the implementation of a key anti-money laundering treaty with the United States, known as the Foreign Account Tax Compliance Act (“FATCA”). FATCA implementation began on June 30, 2014, and it requires foreign entities to identify and report specific information to the United States Internal Revenue Service (“IRS”) about U.S. taxpayers holding foreign accounts and assets.

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Another key regulatory change began on September 1, 2017, with the British Virgin Islands’s full integration of the “Common Reporting Standard” (“CRS”) into its banking system. The CRS is specifically designed to fight against tax evasion and money laundering. Under the CRS system, banks in the CRS jurisdiction are required to determine where the individual is a “tax resident,” and if the individual is banking outside their country of residence, the banks may report information about the accounts to the national tax authority in the country where the account is held, who then may share that information with the individual’s country of residency.

NESR and U.S. persons working for NESR are subject to sanctions regimes adopted by the United States and other jurisdictions.

NESR and U.S. persons working for NESR are subject to laws, reporting requirements or sanctions imposed by the United States or by other jurisdictions where we do business that may restrict or even prohibit NESR, U.S. persons, or certain of its affiliates from doing business in certain countries, or with designated companies in the oil and natural gas sector. Such restrictions may provide a competitive advantage to competitors formed in or operating from countries that may not impose comparable restrictions. The Middle East, Asia, and Africa are locations in which from time to time the United States, the United Nations or the European Union has imposed economic sanctions to restrict or impede contracting in identified sanctioned countries. The U.S. Commerce Department or State Department regulates the types of technologies that can be sold or used in some countries. NESR cannot predict what sanctions might be imposed against any country in which its Subsidiaries might operate or might receive contracts for performing services. Trade restrictions and sanctions could adversely impact our potential income, or our ability to pursue new undeveloped business objectives.

The United States government has implemented mechanisms to collect information on companies registered on the U.S. stock exchange related to business activities that might be sanctionable under the various U.S. sanctions programs if the foreign companies or its subsidiaries are U.S. companies. Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 requires annual or quarterly “219 Report” to the SEC by any company registered on a U.S. stock exchange to disclose as if the listed company were a U.S. entity, certain business activities relating to any country subject to U.S. sanctions, which in most cases includes the energy sector, even if the activity is not prohibited by U.S. sanctions by the foreign company. Such reporting of any future activities that might be engaged in by our Subsidiaries, even though not prohibited by the sanctions, could initiate an investigation by the U.S. government and require the Company to engage counsel to monitor or respond to such investigations. Generally, 219 Report disclosures include activities that constitute an investment in the energy sector of $5 million each, or in the aggregate of over $20 million in a 12-month period. A 219 Report also requires reporting of any transaction with a person or entity identified to the SDN List. The risk of an investigation or inadvertent action that relates to sanctioned activity could increase costs and have an adverse impact on financial conditions and results of operations.

The Company’s operations in Middle Eastern countries will require the Company to incur additional costs in order to comply with U.S., U.K. and EU sanctions-related regulations.

The United States government, the UK government and the EU have established lists of corporations, and people in the case of the United States, with which engaging in business by a U.S. person is prohibited without a license and disclosure is required in a 219 Report. These lists in the United States are referred to as the List of Specially Designated Nationals (“SDN List”). There are no discernible qualifications or objective standards for determining when a person might be identified to an SDN List, other than the opinion of the Office of Foreign Assets Control that there is some cause or connection to believe that such foreign person may have been doing business with or for a sanctioned country or person already on the SDN List. There is no advance notice or due process for the listed person. If any person were to be identified to an SDN List, no U.S. persons can be involved in contracting or providing services to or with such listed person without a license. If a Target Company affiliate were to be performing a contract with a person that becomes named to the SDN List, the contract may have to be terminated and/or disclosed, which could result in additional costs or losses.

Although we cannot be assured that no person or company in the Middle East with which one of our Subsidiaries has done business will not be identified on an SDN List in the future, we have confirmed that none of our Subsidiaries, their key employees, key vendors, or any company with which they are currently conducting business are listed on the SDN List or similar lists in the EU and UK. If any customer, employee or vendor were to be listed on an SDN List in the future, we will need to incur costs to seek legal advice to determine whether any further business could be conducted with such person or whether all business relationships with such person must cease.

Litigation may adversely affect our business, financial condition, or results of operations.

Prior to the Business Combination, lawsuits have been filed against our Subsidiaries in the ordinary course of their business. No known material litigation claims remain outstanding against either Subsidiary.

However, the outcome of any such litigation in the future is inherently uncertain. An indemnity in favor of the Company has been included in the GES Stock Purchase Agreement covering certain existing claims; however, such indemnity only applies to the extent that liabilities exceed $7 million. If future litigation claims are made, they may adversely affect our business, financial condition, or results of operations.

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Our Subsidiaries are subject to litigation risks that may not be covered by insurance.

In the ordinary course of business, our Subsidiaries become the subject of various claims, lawsuits, and administrative proceedings seeking damages or other remedies concerning their commercial operations, employees, and other matters. Our Subsidiaries maintain insurance to cover many of their potential losses, and they are subject to various self-insurance retentions and deductibles under their insurance policies. It is possible, however, that a judgment could be rendered against them in cases in which they could be uninsured and beyond the amounts that they currently have reserved or anticipate incurring for such matters. If we were to be sued under any of the agreements related to the Business Combination or if we were made a party to lawsuits to which our Subsidiaries are currently a party, we could be exposed to one or more judgments that are in excess of what our management may believe that it should pay and would not likely be covered by insurance.

We may be unable to maintain our GCC ownership status or obtain or renew permits necessary for their operations, which could inhibit their ability to do business.

In order to perform our operations, we are required to obtain and maintain a number of government permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. For example, we no longer are able to maintain our GCC ownership status. While this is a common scenario for foreign investors operating in the region, NESR will need to ensure that relevant foreign ownership restrictions and/or applicable licenses, permits, and approvals for the operation of foreign owned entities in the jurisdictions of the GCC are complied with. The GCC has made efforts to increase local content and in country value requirements. The loss of GCC ownership status may cause NOCs not to view us as a local content provider vis-à-vis other regional competitors. All the permits, licenses, approval limits, and standards require a significant amount of monitoring, record keeping, and reporting in order to demonstrate compliance with the underlying permit, license, approval limit or standard. Noncompliance or incomplete documentation of our compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay the issuance of a new or existing material permit or other approval, or to revoke or substantially modify an existing permit or other approval, could adversely affect our ability to initiate or continue operations at the affected location or facility. Furthermore, it could adversely affect our financial condition, results of operations, and cash flows.

As mentioned, as a consequence of the Business Combination we have lost GCC ownership status. A restructuring will be required in order to continue operations in specific jurisdictions of the GCC, including Qatar and, depending on the activities to be undertaken, Bahrain. In Saudi Arabia, the relevant NPS subsidiaries will be required to seek recognition as 100% foreign owned entities.

We operate in a highly competitive industry, and many of their competitors are larger and have greater resources.

Several of our primary competitors are diversified multinational companies with substantially larger operating staffs and greater capital resources. If these competitors substantially increase the resources they devote to developing and marketing competitive products and services, we may not be able to compete effectively. Similarly, consolidation among their competitors could enhance their product and service offerings and financial resources, further intensifying competition.

Cybersecurity risks and threats could adversely affect our business.

We rely heavily on information systems to conduct our business. There can be no assurance that the systems we have designed to prevent or limit the effects of cyber incidents or attacks will be sufficient to prevent or detect such incidents or attacks, or to avoid a material impact on our systems when such incidents or attacks do occur. If our systems for protecting against cybersecurity risks are circumvented or breached, this could result in the loss of our intellectual property or other proprietary information, including customer data, and disruption of our business operations.

Given the rapidly evolving nature of cyber threats, there can be no assurance that the systems we have designed and implemented to prevent or limit the effects of cyber incidents or attacks will be sufficient in preventing all such incidents or attacks, or avoiding a material impact to our systems when such incidents or attacks do occur. A cyber incident or attack, could result in the disclosure of confidential or proprietary customer information, theft or loss of intellectual property, damage to our reputation with our customers and the market, failure to meet customer requirements or customer dissatisfaction, theft or exposure to litigation, damage to equipment (which could cause environmental or safety issues) and other financial costs and losses. In addition, as cybersecurity threats continue to evolve, we may be required to devote additional resources to continue to enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities. We do not presently maintain insurance coverage to protect against cybersecurity risks. If we procure such coverage in the future, we cannot ensure that it will be sufficient to cover any particular losses we may experience as a result of such cyberattacks.

We depend on our suppliers to provide services and equipment in a timely manner and any delays, interruptions or failures by suppliers could expose us to increased costs or inability to meet contractual obligations.

We rely on suppliers of equipment and spare parts as well as suppliers of technical labor to perform certain contractual obligations with our clients. Failure by suppliers to provide goods and services in a timely manner could lead to delays by us in fulfilling contractual obligations, the inability to fulfill such obligations, or additional costs in seeking replacement suppliers.

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We have engaged in a large number of related party transactions, the termination of which may inhibit business.

We rely upon services and products supplied by related parties. If these relationships are discontinued, it could result in a disruption of certain potentially beneficial provisions and require time for replacement of suppliers.

We might require additional equity or debt financing to fund operations and/or future acquisitions.

NESR may still need access to additional debt or equity capital to fund operations or to fund potential acquisitions. If additional capital is required, NESR may not be able to obtain debt and/or equity financing on terms favorable to it, or at all. The failure to obtain additional funding could result in a curtailment of NESR’s operations and future development, which in turn could adversely affect NESR’s business, results of operations, and financial condition.

If we do not effectively or efficiently integrate the operations of our Subsidiaries, our future growth will be limited.

We may not achieve expected returns and other benefits as a result of various factors, including integration and collaboration challenges. The success of any acquisition is subject to various risks, including:

●	the inability to integrate the operations of recently acquired assets;

●	the diversion of management’s attention from other business concerns;

●	the failure to realize expected volumes, revenues, profitability, or growth;

●	the failure to realize any expected synergies and cost savings;

●	the coordination of geographically disparate organizations, systems, and facilities;

●	the assumption of unknown liabilities;

●	the loss of customers or key employees; and

●	potential environmental or regulatory liabilities and title problems.

The assessment by NESR’s management of these risks is inexact and may not reveal or resolve all existing and potential risks. Realization of any of these risks could adversely affect NESR’s financial condition, results of operations and cash flows.

Risks Related to the Securities and Our Capital Structure

The market price of the Company’s Securities may decline.

Fluctuations in the price of the Company’s Securities could contribute to the loss of all or part of your investment. Trading in our Ordinary Shares and Warrants has been limited. Even if an active market for the Securities develops and continues, the trading price of the Securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment and the Securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Securities may not recover and may experience a further decline.

Factors affecting the trading price of the Securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or its markets in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

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●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of securities available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of the Securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recession; interest rate, fuel price, and international currency fluctuations; and acts of war or terrorism.

Many of the factors listed above are beyond our control. In addition, broad market and industry factors may materially harm the market price of the Securities irrespective of our operating performance. The stock market in general, and the NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of our Ordinary Shares and Warrants, which trade on the NASDAQ, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of the Securities regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of the Securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding the Securities adversely, the price and trading volume of the Securities could decline.

The trading market for the Securities relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of the Securities could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We are a holding company. Our sole material asset is our equity interest in our Subsidiaries and we are accordingly dependent upon distributions from them to pay taxes and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in our Subsidiaries. We have no independent means of generating revenue. To the extent the Subsidiaries have available cash, we intend to cause them to make (i) generally pro rata distributions in an amount at least sufficient to allow us to pay dividends and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and the Subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any financing arrangements due to restrictive covenants or otherwise, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

The unaudited pro forma condensed consolidated financial information incorporated herein by reference may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated financial information incorporated herein by reference is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Future sales of our Ordinary Shares could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional securities in subsequent public or private offerings. On July 13, 2018, 85,562,769 Ordinary Shares were outstanding and 35,540,380 Warrants were outstanding. Our outstanding shares of Ordinary Shares do not include Ordinary Shares issuable upon exercise of the Warrants that the selling security holders are offering pursuant to this registration statement, which may be resold in the public market.

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Downward pressure on the market price of our Ordinary Shares that likely will result from sales of our Ordinary Shares issued in connection with the exercise of the Warrants could encourage short sales of our Ordinary Shares by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of Ordinary Shares could have a tendency to depress the price of the stock, which could increase the potential for short sales.

We cannot predict the size of future issuances of our Ordinary Shares or the effect, if any, that future issuances and sales of shares of our Ordinary Shares will have on the market price of our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

The Securities are equity interests and are therefore subordinated to our indebtedness.

In the event of our liquidation, dissolution or winding up, the Securities would rank below all secured debt claims against us. As a result, holders of the Securities will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.

Because we currently have no plans to pay cash dividends on our Ordinary Shares, you may not receive any return on investment unless you sell your Ordinary Shares for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our Ordinary Shares. Any future determination to pay cash dividends or other distributions on our Ordinary Shares will be at the discretion of the board of directors and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

As a result, you may not receive any return on an investment in our Ordinary Shares unless you sell the Ordinary Shares for a price greater than that which you paid for it.

None of the proceeds from the sale of the Securities by the selling security holders will be available to fund our operations or to pay dividends.

We will not receive any proceeds from the sale of the Securities by the selling security holders. The selling security holders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale will be available to fund our operations, capital expenditures or acquisition opportunities or to pay dividends. We may, however, receive proceeds from the exercise of certain Warrants by selling security holders in the event that such Warrants are exercised for cash. See “Use of Proceeds.”

There is no guarantee that the public Warrants will ever be in the money, and they may expire worthless.

The exercise price for our Warrants is $5.75 per one-half of an Ordinary Share. Warrants must be exercised for whole Ordinary Shares. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

We may need to raise additional capital in the near future to repay one of our loan agreements. We may not be able to raise such additional capital on a timely basis or on favorable terms and any financing transactions we consummate may be dilutive to our existing stockholders.

In connection with the Business Combination, we entered into a loan agreement with Hana Investments, which was acting as nominee of OSHCO, pursuant to which the Company borrowed $50,000,000 (the “Hana Loan”). The Hana Loan matures on December 17, 2018 and can be prepaid at any time in NESR Ordinary Shares at a conversion rate of $11.244 per share or cash, at the election of the lender. In addition, the lender has the right to convert the principal and interest of the Hana Loan into NESR Ordinary Shares on or prior to maturity at a conversion rate of $11.244 per share. However, if the lender elects to be repaid in cash, we will be required to raise additional capital in one or more transactions to make such payment. We may not be able to raise such additional capital on a timely basis or on favorable terms, which could have a material adverse effect on our financial condition, liquidity and business. And any such financing transactions may be substantially dilutive to our existing stockholders.

16

We may agree to file in the future one or more additional resale registration statements for other holders of our Ordinary Shares.

We may agree to file in the future one or more additional resale registration statements for other holders of our securities who currently own approximately 18.4 million Ordinary Shares. Resales of these Ordinary Shares from time to time by such holders could depress the market price of our Ordinary Shares and also impair our ability to raise additional capital through an equity offering.

Other Risks Associated with Our Business

We are not subject to the supervision of the Financial Services Commission of the British Virgin Islands and so our shareholders are not protected by any regulatory inspections in the British Virgin Islands.

We are not an entity subject to any regulatory supervision in the British Virgin Islands by the Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the British Virgin Islands and we are not required to observe any restrictions in respect of our conduct save as disclosed in this report or our amended and restated memorandum and articles of association.

An investment in our securities may result in uncertain U.S. federal income tax consequences.

An investment in our Securities may result in uncertain U.S. federal income tax consequences. For example, the United States federal income tax consequences of a cashless exercise of warrants included in the units sold in our IPO is unclear under current law. See the section titled “Taxation – United States Federal Income Taxation” for a summary of the principal U.S. federal income tax consequences of an investment in our securities. Prospective investors are urged to consult their tax advisors with respect to these and other tax consequences when purchasing, holding or disposing of our securities.

A majority of our directors and officers live outside the United States and all of our assets are located outside the United States; therefore investors may not be able to enforce federal securities laws or their other legal rights.

A majority of our directors and officers reside outside of the United States and all of our assets are located outside of the United States. Thus, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon all of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors and officers under United States laws.

As a foreign private issuer in the United States, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer.

We are a foreign private issuer under the Exchange Act and, as a result, are exempt from certain rules under the Exchange Act. The rules we are exempt from include the proxy rules that impose certain disclosure and procedural requirements for proxy solicitations. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently, promptly or in as much detail as U.S. companies with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. Moreover, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an “emerging growth company” for up to five years. However, if our non-convertible debt issued within a three-year period exceeds $1.0 billion or revenues exceeds $1.07 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we are not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these provisions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our shares and our share price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

17

We may re-incorporate in another jurisdiction, and the laws of such jurisdiction will likely govern all of our material agreements and we may not be able to enforce our legal rights.

We may relocate the home jurisdiction of our business from the British Virgin Islands to another jurisdiction. If we determine to do this, the laws of such jurisdiction would likely govern all of our material agreements. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States or the British Virgin Islands. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Any such reincorporation and the international nature of our business will likely subject us to foreign regulation.

Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because we are formed under British Virgin Islands law.

We are a company formed under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands Courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgment is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

18

In appropriate circumstances, a British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management or controlling shareholders than they would as public shareholders of a U.S. company. For a discussion of certain differences between the provisions of the Companies Act, remedies available to shareholders and the laws applicable to companies incorporated in the United States and their shareholders, see “British Virgin Islands Company Considerations.”

Our amended and restated memorandum and articles of association permit the board of directors by resolution to create additional classes of securities, including shares with rights, preferences, designations and limitations as they determine which may have an anti-takeover effect.

Our amended and restated memorandum and articles of association permits the board of directors by resolution to amend the memorandum and articles of association to designate rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect to the terms or the issuance. If issued, the rights, preferences, designations and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding Ordinary Shares the holders of which would not have any pre-emption rights in respect of such an issue of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers.

Recently enacted tax reform legislation in the U.S. could adversely affect our business and financial condition following a business combination.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes under the Tax Act include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings, a limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income and the elimination of net operating loss carrybacks, a one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, the elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of orphan drugs). The overall impact of the Tax Act is uncertain. In addition, it is uncertain if and to what extent various states will conform to the Tax Act and what effect any legal challenges will have on the Tax Act, including litigation in the U.S. and international challenges brought by organizations such as the World Trade Organization. The impact of the Tax Act on holders of our securities is also uncertain. Investors should consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our securities.

We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors in our Ordinary Shares.

Based on the current and anticipated value of our assets, including goodwill, and the composition of our income, assets and operations, we do not believe we will be classified as a “passive foreign investment company,” or PFIC, for the taxable year ending on December 31, 2017 due to the PFIC start-up exception rules. Namely, notwithstanding the fact that the company had only passive income and assets in its 2017 taxable year, it does not expect to be classified as a PFIC during the 2018 and 2019 taxable years and therefore the PFIC start-up exception is expected to apply for 2017. However, the application of the PFIC rules and the start-up exception which should apply to 2017, is subject to uncertainty in several respects and furthermore we cannot assure you that the U.S. Internal Revenue Service, the IRS, will not take a contrary position. Furthermore, a separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Accordingly, notwithstanding the current expectation that we will not be classified as a PFIC, we cannot assure you that we were not a PFIC for our taxable year ending on December 31, 2017 and that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. company will be considered a PFIC for any taxable year if (i) at least 75% of its gross income is passive income (including interest income), or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. If we were to be ultimately classified as a PFIC for any taxable year during which a U.S. Holder (as defined below) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including (i) the treatment of all or a portion of any gain on disposition of our ordinary shares as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) the obligation to comply with certain reporting requirements. See “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company Rules.”

If a United States person is treated as owning at least 10% of our Ordinary Shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our Ordinary Shares, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). If our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations (regardless of whether we are treated as a controlled foreign corporation). A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations from starting with respect to your U.S. federal income tax return for the year for which reporting was due. Although we expect that because of the dispersion of our shares we will not become a controlled foreign corporation, no assurance can be made. Further, we cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax payment obligations. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our Ordinary Shares.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2018. The amounts shown below are derived from our unaudited pro forma condensed financial statements, which were filed on our Form 8-K filed with the Commission on June 12, 2018. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to the Business Combination.

	As of March 31, 2018 (in thousands)
	Actual	Adjustments	As Adjusted
Non-current liabilities
Deferred underwriting fees	9,018	(9,018)	-
Loans and borrowings	-	175,609	175,609
Other liabilities	-	4,472	4,472
Capital lease obligations	-	5	5
Long-term income taxes payable	-	3,530	3,530
Deferred tax liabilities	-	37,434	37,434
Due to related parties	-	445	445
Liability for pension benefits	-	12,710	12,710
Total non-current liabilities	9,018		234,205
Commitments
Ordinary shares subject to possible redemption	164,801	(164,801)	-
Equity
Ordinary shares	56,989	743,908	800,897
Accumulated deficit	(4,716)	(15,361)	(20,077)
Total equity	52,273		780,820
Total capitalization	226,092		1,015,025

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated herein by reference. These forward-looking statements relate to, among other things, expectations for future financial performance, business strategies and expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	the benefits resulting from the Business Combination;

●	the future financial performance of the company;

●	expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “could,” “might,” “predict,” “should,” “would,” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in the Securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ may include, without limitation:

●	The inability to maintain the listing of our Ordinary Shares on the NASDAQ;

●	The ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the price of oil, natural gas, natural gas liquids, competition and the ability of the combined business to grow and manage growth profitably;

●	Costs related to the Business Combination;

●	Estimates of our future revenue, expenses, capital requirements and our need for financing;

●	The risk of legal complaints and proceedings and government investigations;

●	Our financial performance;

●	Success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	Current and future government regulations;

●	Developments relating to our competitors;

●	Changes in applicable laws or regulations;

●	The possibility that NESR may be adversely affected by other economic and market conditions, political disturbances, war, terrorist acts, international currency fluctuations, business and/or competitive factors; and

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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USE OF PROCEEDS

We will receive up to an aggregate of approximately $204,357,185 from the exercise of Warrants, assuming the exercise in full of all Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of Ordinary Shares or Private Warrants by the selling security holders named herein. The selling security holders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities.

22

PRICE RANGE FOR ORDINARY SHARES AND WARRANTS

The Nasdaq Stock Market

Ordinary Shares

Since June 5, 2017, our Ordinary Shares have been trading on NASDAQ under the symbol “NESR.” The following table presents, for the periods indicated, the high and low market prices for our Ordinary Shares as reported on NASDAQ as of June 30, 2018. All prices are in U.S. dollars.

	US$ High	US$ Low
Annual:
Fiscal year ended December 31
2017	9.99	9.39

Quarterly:
Fiscal year ending December 31, 2018
Second quarter	11.30	9.92
First quarter	9.98	9.57
Fiscal year ending December 31, 2017
Fourth quarter	9.99	9.51
Third quarter	9.68	9.51
Second quarter	9.62	9.39

Most Recent Six Months:
June 2018	10.92	10.01
May 2018	11.33	9.92
April 2018	10.35	9.94
March 2018	9.97	9.87
February 2018	9.98	9.57

Warrants

Since June 5, 2017, our Warrants have been trading on NASDAQ under the symbol “NESRW.” The following table presents, for the periods indicated, the high and low market prices for our Ordinary Shares as reported on NASDAQ as of June 30, 2018. All prices are in U.S. dollars.

	US$ High	US$ Low
Annual:
Fiscal year ended December 31
2017	0.85	0.38

Quarterly:
Fiscal year ending December 31, 2018
Second quarter	2.13	0.71
First quarter	1.10	0.77
Fiscal year ending December 31, 2017
Fourth quarter	0.85	0.43
Third quarter	0.60	0.40
Second quarter	0.59	0.38

Most Recent Six Months:
June 2018	1.35	1.05
May 2018	2.13	1.00
April 2018	1.10	0.71
March 2018	1.04	0.90
February 2018	1.10	0.77

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SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the Securities being offered for resale by this prospectus, which consist of (i) 57,259,080 Ordinary Shares issued in connection with a private placement concurrent with our IPO and the Business Combination, (ii) 6,309,340 Ordinary Shares underlying the Private Warrants, and (iii) 12,618,680 Private Warrants. The term “selling security holders” includes the security holders listed in the table below and their permitted transferees.

The table below provides information regarding the selling security holders and the Securities that the selling security holders may offer and sell from time to time under this prospectus.

Because each selling stockholder may dispose of all, none or some portion of their Securities, no estimate can be given as to the number of Securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional Securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Name of Selling Security Holders	Warrants Beneficially Owned Prior to this Offering	Warrants to be Sold Pursuant to this Offering	Warrants Beneficially Owned After this Offering	Percentage of Warrants Beneficially Owned After this Offering	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares to be Sold Pursuant to this Offering (22)	Ordinary Shares Beneficially Owned After this Offering	Percentage of Ordinary Shares Beneficially Owned After this Offering (22)
NESR Holdings Ltd. (1)	12,618,680	12,618,680	0	0%	12,309,765	12,309,765	0	0%
Antonio J. Campo Mejia (2)					131,144	131,144	0	0%
Maxim Partners LLC (3)					184,479	184,479	0	0%
NESR SPV Ltd. (4)					11,055,368	11,055,368	0	0%
Thomas Wood (5)					54,643	54,643	0	0%
Competrol Establishment (6)					18,525,258	18,525,258	0	0%
Olayan Saudi Holding Company (7)					4,802,561	4,802,561	0	0%
SV3 Holding Pte. Ltd. (8)					6,825,000	6,825,000	0	0%
Al Nowais Investments LLC (9)					6,225,993	6,225,993	0	0%
National Bank Financial Inc. (10)					122,986	122,986	0	0%
Abdulaziz Aldelaimi (11)					736,750	736,750	0	0%
Fahad Abdulla Bindekhayel (12)					1,473,500	1,473,500	0	0%
Sheikh Suhail Bahwan (13)					1,425,000	1,425,000	0	0%
Loddie Naymola (14)					1,008,328	1,008,328	0	0%
Crispin Investment Partners Master Fund, L.P. (15)					250,000	250,000	0	0%
Mark Corrigan (16)					32,786	32,786	0	0%
Shuja Goraya (17)					21,857	21,857	0	0%
Drakewood Limited (18)					109,287	109,287	0	0%
Royop Hospitality Corporation (19)					16,393	16,393	0	0%
Ismail El-Kholy (20)					10,929	10,929	0	0%
Cynthia Wood (21)					16,393	16,393	0	0%

(1) NESR Holdings includes (a) 12,618,680 Private Warrants, (b) 5,730,425 Ordinary Shares acquired in a private placement concurrent with our IPO and (c) 6,309,340 Ordinary Shares that may be issued upon exercise of the Private Warrants. The principal address of NESR Holdings Ltd. is c/o NESR Corp., Ste. 730, 777 Post Oak Blvd., Houston, Texas, 77056.

(2) Mr. Campo Meija is a director of NESR. Ordinary Shares issued in connection with the Business Combination. The principal address of Mr. Campo Meija is Antonio Campo c/o NESR. Corp., Ste. 730, 777 Post Oak Blvd., Houston, Texas, 77056.

(3) Issued in connection with the Business Combination. The principal address of Maxim Partners LLC is 405 Lexington Avenue, New York, New York 10174.

(4) Includes (a) 9,635,664 Ordinary Shares issued in connection with the Business Combination and (b) 1,419,704 Ordinary Shares that may be issued in the Business Combination. The principal address of NESR SPV Ltd. is c/o Bonus Capital Trust Reg, Lettstrasse 10, Vaduz Fl 9490, Switzerland.

(5) Mr. Wood is a director of NESR. Ordinary Shares issued in connection with the Business Combination. The principal address of Mr. Woods is 16051 Collins Ave., Unit 3004, Sunny Isles Beach, Florida 33160.

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(6) Issued in connection with the IPO, the Business Combination, the Hana Loan and to be issued in connection with the conversion of NESR warrants. Competrol is holding such shares as nominee for the OSHCO, the beneficial owner of all of the NESR Ordinary Shares issued or to be issued. The principal address of Competrol Establishment is Fundationsanstalt Heiligkreuz 6, Vaduz, FL-9490, Leichtenstein.

(7) To be issued in connection with the Hana Loan. The principal address of Olayan Saudi Holding Company is P.O. Box 8772, Riyadh 11492, Saudi Arabia.

(8) Issued in connection with the Business Combination. The principal address of SV3 Holding Pte. Ltd. is c/o SCF Partners, 600 Travis Street, Suite 6600, Houston, Texas 77002.

(9) Includes (a) 4,806,289 Ordinary Shares issued in the Business Combination and (b) 1,419,704 Ordinary Shares that may be issued in the Business Combination. The principal address for Al Nowais Investments LLC is Al Nowais building, PO Box 984, Abu Dhabi, United Arab Emirates.

(10) Issued in connection with the Business Combination. The principal address of National Bank Financial Inc. is 130 King Street West, 4th Floor Podium, Toronto, ON M5X 1J9, Canada.

(11) Includes (a) 568,750 Ordinary Shares issued in the Business Combination and (b) 168,000 Ordinary Shares that may be issued in the Business Combination. The principal address of Abdulaziz Aldelaimi is Barwa Commercial Avenue, Safwa Block, Building No. 28, 2nd Floor, Industrial Area Road, P.O. Box 586, Doha, Qatar.

(12) Includes (a) 1,137,500 Ordinary Shares issued in the Business Combination and (b) 336,000 that may be issued in the Business Combination. The principal address of Fahad Abdulla Bindekhayel is 3761 Sabfa Ibn Saidah, An Nakhil, Riyadh 12393 6721, Kingdom of Saudi Arabia.

(13) Issued in connection with the Business Combination. The principal address of Sheikh Suhail Bahwan is Suhail Bahwan Group, Al Rawaq Building, Qurum P.O. Box 169, Postal Code 100, Muscat, Oman.

(14) Issued in connection with the Business Combination. The principal address for Loddie Naymola is 4-Horn Management, 500 W 5th Street, Ste. 750, Austin, Texas 78701.

(15) Issued in connection with the Business Combination. The principal address of Crispin Investment Partners Master Fund, L.P is 515 Madison Avenue, 22nd Floor, New York, New York 10022.

(16) Issued in connection with the Business Combination. The principal address of Mark Corrigan is Mark Corrigan c/o 23 – 25 rue Jeanne d’Arc, 78100 St. Germain-en-Laye, France.

(17) Issued in connection with the Business Combination. The principal address of Shuja Goraya is 7 Wilmington Court, Sugarland, Texas 77479.

(18) Issued in connection with the Business Combination. The principal address of Drakewood Limited is Chkib Sbiti c/o Banque Pictet & Cie SA, route des Acacias 60 1211 Geneva 73, Switzerland.

(19) Issued in connection with the Business Combination. The principal address of Royop Hospitality Corporation is c/o Marc Staniloff, Superior Lodging Corp., Suite 200, 1060 7th Street SW, Calgary, Alberta T2R-0C4, Canada.

(20) Issued in connection with the Business Combination. The principal address of Ismail El-Kholy is 26 Cleopatra Street, Heliopolis, Cairo 11341, Egypt.

(21) Issued in connection with the Business Combination. The principal address of Cynthia Wood is 6 Willow Park Green Southeast, Calgary, Alberta, Canada, T2J 3 L1.

(22) Assuming that each selling stockholder will sell all of their NESR ordinary shares pursuant to this Registration Statement.

For a discussion on the Company’s material relationships with the selling security holders, please refer to the section “The Business Combination and Related Transactions” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 12, 2018, which discussion is incorporated herein by reference.

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PLAN OF DISTRIBUTION

Issuance of Ordinary Shares Underlying Warrants

We are registering (a) the issuance of Ordinary Shares underlying the Public Warrants and (b) in the event a person or entity purchases any Private Warrants hereunder and exercises the Private Warrants, the issuance of the Ordinary Shares underlying the Private Warrants. The prices at which the Ordinary Shares underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying Ordinary Shares.

Resale of Ordinary Shares and Private Warrants

We are registering the resale of the Securities by the selling security holders named herein. The selling security holders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities on the NASDAQ or any other stock exchange, market or trading facility on which such Securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of their Securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in underwriting transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling security holders to sell a specified number of such Securities at a stipulated price;

●	distribution to employees, members, limited partners or stockholders of selling security holders;

●	a combination of any such methods of sale;

●	“at the market” or through market makers or into an existing market for the shares; and

●	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The selling security holders may also sell their Securities short and deliver these Securities to close out their short positions, or loan or pledge such Securities to broker-dealers that in turn may sell these Securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the Ordinary Shares, or other similar distributions, to its members, partners, or shareholders, or other similar persons, pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, or shareholders, or other similar persons, are not affiliates of ours, such members, partners or shareholders, or other similar persons, would thereby receive freely tradeable Ordinary Shares pursuant to the distribution through a registration statement.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The aggregate proceeds to the selling security holders from the sale of the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their Securities to be made directly or through agents. We will not receive any of the proceeds from the resale of the Securities being offered by the selling security holders named herein.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or from purchasers of the offered Securities for whom they may act as agents. In addition, underwriters may sell the Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling security holders and any underwriters, dealers or agents participating in a distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the Securities by the selling security holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the Securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling security holders wants to sell its Securities under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for selling security holders will be able to advise a selling security holders in which states the Securities are exempt from registration for secondary sales.

Any person who purchases the Securities from a selling security holders offered by this prospectus who then wants to sell such Securities will also have to comply with blue sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling security holders indicates in which state(s) he desires to sell its Securities, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of their Securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling security holders (and each selling security holder’s officers and directors and each person who controls such selling security holder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to us by such selling security holder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the Securities covered by this prospectus, including with regard to compliance with state securities or blue sky laws. Otherwise, all discounts, commissions, transfer taxes or fees incurred in connection with the sale of the Securities offered hereby will be paid by the selling security holders.

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DESCRIPTION OF SECURITIES

The following description of the Securities, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the Securities that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of the Securities, please refer to our Amended and Restated Memorandum and Articles of Association, which are incorporated by reference into the registration statement which includes this prospectus.

General

We are a company formed in the British Virgin Islands as a BVI business company (company number 1935445) and our affairs are governed by our Amended and Restated Memorandum, our Articles of Association, the Companies Act and the common law of the British Virgin Islands. We are authorized to issue an unlimited number of both Ordinary Shares of no par value and preferred shares of no par value. The following description summarizes certain terms of our shares as set out more particularly in our Charter. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

As of the date of this registration statement, there were 85,562,769 Ordinary Shares outstanding, of which 5,370,425 Ordinary Shares were held of record by NESR Holdings.

Under the Companies Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent Continental Stock Transfer & Trust Company. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by a show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Following the consummation of the Business Combination, the rights and obligations attaching to our Ordinary Shares and other provisions of our Charter may be amended if approved by a majority of the votes of shareholders attending and voting on such amendment or by resolution of the directors. Our Board of Directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of a liquidation or winding up of the Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our shareholders with the redemption rights set forth above.

Founder Shares

The Founder Shares held by NESR Holdings are identical to the other Ordinary Shares and have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

NESR Holdings has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the consummation of the Business Combination or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our Business Combination that results in all of our public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period 150 days after the Business Combination, the Founder Shares will be released and may be registered and sold. Pursuant to the NPS Stock Purchase Agreement, additional restrictions were imposed on NESR Holdings to prohibit selling 50% of its Ordinary Shares within the first year, permitting the sale of an additional 25% after the trading price exceeds $15.00, and the final 25% after the trading price exceeds $17.50.

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Warrants

As of the date hereof, we had 22,921,700 public warrants and 12,618,680 private warrants outstanding. Each warrant entitles the registered holder to purchase one-half of one ordinary share at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the Business Combination. For example, if a warrant holder holds two warrants, such warrants will be exercisable for one Ordinary Share at a price of $11.50 per share. Warrants must be exercised for whole Ordinary Shares. The warrants will expire five years after the consummation of the Business Combination, or earlier upon redemption, as described below.

Notwithstanding the foregoing, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in the same manner as if we called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date of exercise. There will be no net cash settlement of the warrants under any circumstances.

The private warrants are identical to the public warrants except that such warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $21.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a substantial premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Ordinary Shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

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The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend (or bonus share issue), extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue Ordinary Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Shares issuable upon exercise of the warrants is current and the Ordinary Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends in the future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and our general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, and accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144”, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, if we have filed all Exchange Act reports and materials as set forth in the third bullet of the preceding paragraph, then any holder of the above noted restricted securities will be able to sell such securities, as applicable, pursuant to Rule 144 without registration one year following the consummation of the Business Combination.

Listing of Securities

Our Ordinary Shares and Warrants trade separately on NASDAQ under the symbols “NESR” and “NESRW,” respectively.

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TAXATION

The following discussion of the material British Virgin Islands and U.S. federal income tax consequences of an investment in our Securities is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon our Company or our security holders who are not tax resident in the British Virgin Islands.

Our Company and all distributions, interest and other amounts paid by our Company to persons who are not tax residents in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the Ordinary Shares in our Company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of our Company.

Except to the extent that we have any interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the shares, debt obligations or other securities of our company and all instruments relating to other transactions relating to the business of our cmpany are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to our Company or our security holders.

United States Federal Income Taxation

General

The following are the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our Securities registered pursuant to this prospectus.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

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This discussion assumes that the Ordinary Shares and Warrants will trade separately and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchased Securities pursuant to this offering and own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5 percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. In addition, this discussion assumes that a holder will own a sufficient amount of Warrants such that upon exercise of the Warrants, the holder will acquire only a whole number of Ordinary Shares.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Tax Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return of a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Each U.S. Holder is urged to consult with its own tax advisor regarding this reporting obligation.

A U.S. Holder is required to file with such U.S. Holder’s income tax return Form 8938 to report the ownership of shares or securities issued by a foreign corporation exceeding certain threshold amounts.

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Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Ordinary Shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares.

With respect to non-corporate U.S. Holders, under tax law currently in effect, dividends will be taxed at the lower applicable long-term capital gains rates (see “— Taxation on the Disposition of Our Securities” below) only if our Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met, including whether we are a PFIC. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Ordinary Shares.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of our Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “— Taxation of Distributions Paid on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Taxation on the Disposition of Our Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of our securities which, in general, would include a redemption of Ordinary Shares as described below, and including as a result of a dissolution and liquidation in the event we do not consummate an initial business combination within the required time period, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities. See “— Acquisition of Ordinary Shares Pursuant to the Exercise of Warrants” below for a discussion regarding a U.S. Holder’s basis in an Ordinary Share acquired pursuant to the exercise of Warrants.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect and subject to the PFIC rules discussed below, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a preferred rate. The maximum regular long-term capital gain rate is presently 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for our securities exceeds one year. The deductibility of capital losses is subject to various limitations that are not discussed herein because a discussion of such limitations depends on each U.S. Holder’s particular facts and circumstances. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses.

Redemption of Ordinary Shares

Subject to the PFIC rules discussed below, if a U.S. Holder redeems Ordinary Shares for the right to receive cash pursuant to the exercise of a shareholder redemption right, such redemption will be subject to the following rules. If the redemption qualifies as a sale of the Ordinary Shares under Section 302 of the Code, the tax treatment of such redemption will be as described under “— Taxation on the Disposition of Our Securities” above. If the redemption does not qualify as a sale of Ordinary Shares under Section 302 of the Code, a U.S. Holder will be treated as receiving a distribution with the tax consequences described below. Whether a redemption of our shares qualifies for sale treatment will depend largely on the total number of our Ordinary Shares treated as held by such U.S. Holder (including any shares constructively owned as a result of, among other things, owning Warrants). The redemption of Ordinary Shares generally will be treated as a sale or exchange of the Ordinary Shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only our Ordinary Shares actually owned by such holder, but also our Ordinary Shares that are constructively owned by such holder. A U.S. Holder may constructively own, in addition to our Ordinary Shares owned directly, Ordinary Shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any Ordinary Shares such holder has a right to acquire by exercise of an option, which would generally include Ordinary Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of our Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting and Ordinary Shares actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our Ordinary Shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of our Ordinary Shares actually owned by such U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the Ordinary Shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of an exercise of the redemption right.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution and the tax effects will be as described under “— Taxation of Distributions Paid on Ordinary Shares,” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining Ordinary Shares. If the U.S. Holder has no remaining Ordinary Shares, such U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of Ordinary Shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

Acquisition of Ordinary Shares Pursuant to the Exercise of Warrants

Subject to the PFIC rules discussed below, a U.S. Holder will not recognize gain or loss upon the acquisition of an Ordinary Share pursuant to the exercise of Warrants for cash. An Ordinary share acquired pursuant to the exercise of Warrants for cash will have a tax basis equal to the U.S. Holder’s tax basis in the Warrants, increased by the amount paid to exercise the Warrants. The holding period of such ordinary share generally would begin on the day after the date of the exercise of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrants.

The tax consequences of a cashless exercise of Warrants are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Ordinary Shares received would equal the holder’s basis in the Warrants. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants. It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants equal to the number of half-shares having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants exercised. A U.S. Holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise of the warrant. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Additional Medicare Taxes

Under current law, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our securities, subject to certain limitations and exceptions. Under applicable regulations, in absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules, discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our securities.

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Passive Foreign Investment Company Rules

Based on the current and anticipated value of our assets, including goodwill, and the composition of our income, assets and operations, we do not believe we will be classified as a “passive foreign investment company,” or PFIC, for the taxable year ending on December 31, 2017 due to the PFIC start-up exception rules. Specifically, notwithstanding the fact that the company had only passive income in its 2017 taxable year, it does not expect to be classified as a PFIC during the 2018 and 2019 taxable years and hence the PFIC start-up exception is expected to apply for 2017. A foreign (i.e., non-U.S.) corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the Ordinary Shares, our PFIC status will depend in large part on the market price of the Ordinary Shares, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our securities and, in the case of our Ordinary Shares, the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, a QEF election along with a “purging” election, or a “mark-to-market” election (in each case as described below), such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of our securities; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Ordinary Shares (but not our Warrants) by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its Warrants to acquire our Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the Warrants. If a U.S. Holder that exercises such Warrants properly makes a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to our Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares acquired upon the exercise of the Warrants for purposes of the PFIC rules.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A QEF election may not be made with respect to our Warrants. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described below ), any gain recognized on the sale of our Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, a determination that our company is a PFIC for a particular year will generally apply for subsequent years to a U.S. Holder who held our securities while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described below, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period. A “purging election” creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. holder holds (or is deemed to hold) its Ordinary Shares and for which we are treated as a PFIC. Currently, a mark-to-market election may not be made with respect to our Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

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If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our securities should consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Non-U.S. Holders

Distributions

Distributions of cash or property on our Ordinary Shares, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in our Ordinary Shares and thereafter as capital gain from the sale or exchange of such Ordinary Shares. See “—Gain on Disposition of Ordinary Shares.” Subject to the withholding requirements under FATCA and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on our Ordinary Shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Ordinary Shares

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Ordinary Shares unless:

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●	our Ordinary Shares constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

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A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Ordinary Shares continues to be “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Ordinary Shares, more than 5% of our Ordinary Shares will be taxable on gain realized on the disposition of our Ordinary Shares as a result of our status as a USRPHC. If our Ordinary Shares were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Ordinary Shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Ordinary Shares

Information Reporting and Backup Withholding

Dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange or other disposition of Ordinary Shares may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

●	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	furnishes an incorrect taxpayer identification number;

●	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Any dividends paid to a Non-U.S. Holder may be required to be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form). Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our Ordinary Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Ordinary Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Ordinary Shares effected outside the United States by such a broker if it has certain relationships within the United States.

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Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder impose a 30% withholding tax on any dividends paid on our Ordinary Shares and on the gross proceeds from a disposition of our Ordinary Shares (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Securities.

INVESTORS CONSIDERING THE PURCHASE OF OUR SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

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BRITISH VIRGIN ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our memorandum and articles of association and the provisions of applicable British Virgin Islands law, including the Companies Act. The Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders. A brief discussion of certain other provisions of the Companies Act and British Virgin Islands law also follows.

We cannot predict whether British Virgin Islands Courts would reach the same conclusions based on a particular set of facts as the U.S. courts would be expected to reach. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction, which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the Companies Act together with the provisions of our memorandum and articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

British Virgin Islands	Delaware

Shareholder Meetings

●	Held at a time and place as determined by the directors	●	May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

●	May be held within or outside the British Virgin Islands	●	May be held within or without Delaware

●	Notice: Under our memorandum and articles of association, a copy of the notice of any meeting shall be given not fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.	●	Notice: Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholders’ Voting Rights

●	Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member	●	Any person authorized to vote may authorize another person or persons to act for him by proxy

●	Quorum is fixed by our memorandum and articles of association, to consist of the holder or holders present in person or by proxy entitled to exercise at least 50% of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon	●	For stock corporations, the charter or by-laws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

●	Under our memorandum and articles of association, subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.	●	For non-stock companies, the charter or by-laws may specify the number of shareholders to constitute a quorum. In the absence of this, one-third of the shareholders shall constitute a quorum

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●	Changes in the rights attaching to shares as set forth in the memorandum and articles of association require approval of a majority of our outstanding Ordinary Shares attending and voting at the general meeting, in the case of the Ordinary Shares, or 50% in the case of the preferred shares of the votes of shareholders who being so entitled attend and vote at a meeting of such class, except, in each case, where a greater majority is required under our memorandum and articles of association or the Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.	●	Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

●	The memorandum and articles of association do not provide for cumulative voting in the election of directors	●	The certificate of incorporation may provide for cumulative voting

●	All other matters to be decided upon by the shareholders require a majority vote of shareholders who being so entitled attend and vote at the general meeting, unless the Companies Act requires a higher majority. Certain of the provisions of our memorandum and articles of association also may be amended by resolution of directors, including to create the rights, preferences, designations and limitations attaching to any blank check preferred shares.

Directors

●	Board must consist of at least one director	●	Board must consist of at least one director

●	Maximum and minimum number of directors can be changed by an amendment to the articles of association, with such amendment being passed by a resolution of shareholders or a resolution of directors	●	Number of board members shall be fixed by the by-laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter.

●	Under our amended and restated memorandum and articles of association our directors are to be appointed for two year staggered terms by the shareholders (as described under “Directors” below). However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

●	Directors do not have to be independent.	●	Directors do not have to be independent.

Fiduciary Duties

●	At both common law and under statute, directors and officers have a duty to act honestly and in good faith in what the directors believe to be in the best interests of the company	●	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation.

●	At both common law and under statute, directors and officers have a duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the Companies Act or the memorandum and articles of association;	●	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

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●

At both common law and under statute, directors and officers have a duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation:

	●	Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

o	the nature of the company;

o	the nature of the decision; and

o	the position of the director and the nature of the responsibilities undertaken by him.

●	The Companies Act provides that, a director of a company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders and the transaction is approved or ratified by a resolution of shareholders entitled to vote at a meeting of shareholders or (b) the company received fair value for the transaction.	●	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

●	Pursuant to the Companies Act, the company’s memorandum and articles of association, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board he/she may:

o	vote on a matter relating to the transaction; attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

o	sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Shareholders’ Derivative Actions

●	Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the permission of the British Virgin Islands Court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:	●

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

o	the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and	o	Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.

o	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.	o	Such action shall not be dismissed or compromised without the approval of the Chancery Court.

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●	When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:	●	If we were a Delaware corporation, a shareholder whose shares were canceled in connection with our dissolution, would not be able to bring a derivative action against us after the Ordinary Shares have been canceled.

o	whether the shareholder is acting in good faith;

o	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

o	whether the action is likely to succeed;

o	the costs of the proceedings in relation to the relief likely to be obtained; and

o	whether another alternative remedy to the derivative action is available.

As noted above, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act provides for mergers as that expression is understood under United States corporate law. Under the Companies Act, two or more companies may either merge into one of such existing companies (the “surviving company”) or consolidate with both existing companies ceasing to exist and forming a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a BVI company, and which may be the company’s parent or subsidiary, but need not be) is set out in the Companies Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which., with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders who are entitled to vote and actually vote at a quorate meeting of shareholders or by written resolution of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the Companies Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the British Virgin Islands. The Registrar then registers the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company in a merger or the memorandum and articles of association of the new consolidated company in a consolidation and issue a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation). The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation.

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If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the Companies Act.

Poison Pill Defenses. Under the Companies Act there are no provisions, which specifically prevent the issuance of preferred shares or any such other ‘poison pill’ measures. The memorandum and articles of association of the company also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of Ordinary Shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted above under the Companies Act, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Directors. Our directors are appointed by our shareholders and are subject to rotational retirement every two years. The initial terms of office of the Class I and Class II directors were staggered over a period of two years to ensure that all directors of the company do not face re-election in the same year. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he or she replaces would have been subject to retirement by rotation. Our memorandum and articles of association do not provide for cumulative voting for such elections.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time by any of our directors. A meeting of our board of directors will be quorate if at least a majority of the directors are present or represented by an alternate director. At any meeting of our directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the directors present or represented at the meeting. In the case of an equality of votes, the chairman of the meeting shall have a second or deciding vote. Our board of directors also may pass resolutions without a meeting by unanimous written consent.

Indemnification of Directors. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

Directors and Conflicts of Interest. As noted in the table above, pursuant to the Companies Act and the company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a) vote on a matter relating to the transaction;

(b) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Shareholders’ Suits. Our British Virgin Islands counsel is not aware of any reported class action having been brought in a British Virgin Islands court. The enforcement of the company’s rights will ordinarily be a matter for its directors.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the Companies Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

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The Companies Act provides for a series of remedies available to shareholders. Where a company incorporated under the Companies Act conducts some activity, which breaches the Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under the Companies Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a member. A shareholder also may, with the permission of the British Virgin Islands Court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. As noted above, the British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

● the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

● it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

● whether the shareholder is acting in good faith;

● whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

● whether the action is likely to proceed;

● the costs of the proceedings; and

● whether an alternative remedy is available.

Any member of a company may apply to the British Virgin Islands Court under the Insolvency Act for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The Companies Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. Under the general English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

● a company is acting or proposing to act illegally or beyond the scope of its authority;

● the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

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● the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

● those who control the company are perpetrating a “fraud on the minority.”

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of the company.

Compulsory Acquisition. Under the Companies Act, subject to any limitations in a company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “Shareholders’ Suits” above.

Share Repurchases and Redemptions. As permitted by the Companies Act and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the Companies Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Capital Market or any other stock exchange on which our securities are listed.

Dividends. Subject to the Companies Act and our memorandum and articles of association, our directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. No dividend shall carry interest against us.

Rights of Non-resident or Foreign Shareholders and Disclosure of Substantial Shareholdings. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Untraceable Shareholders. Under our memorandum and articles of association, we are entitled to sell any shares of a shareholder who is untraceable, as long as: (a) all checks, not being less than three in total number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years; (b) we have not during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and (c) upon expiration of the 12-year period, we have caused an advertisement to be published in newspapers, giving notice of our intention to sell these shares, and a period of three months or such shorter period has elapsed since the date of such advertisement. The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Transfer of Shares. Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve.

Inspection of Books and Records. Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

(a) the memorandum and articles;

(b) the register of members;

(c) the register of directors; and

(d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

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Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the British Virgin Islands Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Dissolution; Winding Up. As permitted by the Companies Act and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the Companies Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

We also may be wound up in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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NOTES REGARDING OUR CHOICE OF BRITISH VIRGIN ISLANDS AND
THE ENFORCEABILITY OF CIVIL LIABILITIES

Reasons for our Choice of Incorporating in the British Virgin Islands

We are formed in the British Virgin Islands because of the following benefits found there:

●	political and economic stability;

●	an effective and sophisticated judicial system with a dedicated Commercial Court;

●	tax neutral treatment, with no tax being levied against companies incorporated in the British Virgin Islands, or their operations, by the local British Virgin Islands tax authorities (provided such company does not have a permanent establishment or employees in the BVI);

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

In addition to the benefits listed above, incorporation in the British Virgin Islands offers investors the following benefits:

●	commitment of the British Virgin Islands to implement best international practice and to comply with the requirements of the Organization of Economic Cooperation and Development (OECD) and the Financial Action Taskforce (FATF); and

●	the adoption of the English law concept of corporate separateness to mitigate the risk of the assets of a shareholder being used to satisfy the liabilities of the company.

However, there are certain disadvantages accompanying incorporation in the British Virgin Islands. These disadvantages include:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

We believe the disadvantages of incorporating in the British Virgin Islands are outweighed by the benefits to us and our investors of such incorporation.

Enforceability of Civil Liabilities

We are a BVI business company formed in the British Virgin Islands and therefore, located outside of the United States. The proceeds we receive from this offering will be held in U.S. Dollars and deposited in a trust account at J.P. Morgan Chase Bank, N.A., in the United States maintained by Continental Stock Transfer & Trust Company, as trustee. The trust account will be governed by an Investment Management Trust Agreement between us and Continental Stock Transfer & Trust Company.

The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

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In appropriate circumstances, the British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

We expect that in the event of a voluntary liquidation of the company, after payment of the liquidation costs and any sums then due to creditors, that the liquidator would distribute our remaining assets on a pari passu basis.

Although we will seek to have all third parties such as vendors and prospective target businesses enter into agreements with us waiving any interest to any assets held in the trust account, there is no guarantee that they will execute such agreements. NESR Holdings has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement reduce the amounts in the trust account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, such persons will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether NESR Holdings has sufficient funds to satisfy its indemnity obligations and believe that NESR Holding’s only assets are securities of our company. We have not asked NESR Holdings to reserve for such indemnification obligations and, therefore, our existing shareholders may not be able to satisfy those obligations. We believe the likelihood of NESR Holdings having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

We will pay the costs of our liquidation of the trust account from our remaining assets outside of the trust account. In addition, NESR Holdings has agreed to indemnify us for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the Companies Act.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the memorandum or articles of association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the Companies Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If we are deemed insolvent for the purposes of the Insolvency Act (i.e. (i) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) the execution or other process issued on a judgment, decree or order of a British Virgin Islands Court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (iii) either the value of the company’s liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), there are very limited circumstances where prior payments made to shareholder

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EXPENSES

We will incur the following expenses in connection with the registration of the Securities:

SEC registration fee	$100,721
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing Expenses	2,000
Other miscellaneous fees and expenses	5,000
Total	$157,721

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Locke Lord LLP of Houston, Texas, with respect to the Warrants, and Ogier, British Virgin Islands, with respect to the Ordinary Shares and matters of British Virgin Islands law. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of the Company as of December 31, 2017, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K filed with the SEC on March 27, 2018, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NPS Holdings Limited as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Gulf Energy Company SAOC as of December 31, 2017 and for the each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the Securities you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.nesr.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

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If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 27, 2018;

●	our Proxy Statement on Schedule 14A filed with the SEC on May 8, 2018, as amended or supplemented;

●	our Current Reports on Form 8-K filed with the SEC on April 4, 2018, April 30, 2018, May 8, 2018, May 23, 2018, May 30, 2018, June 12, 2018, June 22, 2018, and June 28, 2018;

●	our Current Reports on Form 6-K filed with the SEC on July 16, 2018, August 8, 2018, and August 20, 2018; and

●	the description of our Ordinary Shares as set forth in our registration statement on Form 8-A, filed with the SEC on March 29, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

National Energy Services Reunited Corp.

Attention: Corporate Secretary

777 Post Oak Blvd., Suite 730

Houston, Texas 77056

(832) 925-3777

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.nesr.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

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National energy services reunited corp.

Ordinary Shares
WARRANTS

Prospectus

August 22, 2018